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                                                                     Exhibit 5.1

                                  May 14, 1997

National Record Mart
507 Forest Avenue
Carnegie, PA 15106

           Re: Registration Statement on Form S-8 for National Record Mart, Inc. 1993 Stock Option Plan

Ladies and Gentlemen:

                  We have acted as counsel to National Record Mart, Inc., a Delaware corporation (the "Company"), in connection with the above-captioned Registration Statement (the "Registration Statement") relating to up to 185,000 shares of Common Stock, par value $.01 per share, of the Company (the "Common Stock") which may be purchased by eligible employees of the Company pursuant to stock options granted under the Company's 1993 Stock Option Plan (the "Plan"). The Plan provides that either authorized but unissued or treasury shares of Common Stock may be issued upon the exercise of stock options granted under the Plan. In rendering our opinion below, we have assumed that any previously issued shares reacquired by the Company and delivered under the Plan will have been duly authorized, validly issued and fully paid at the time of their original issuance.

                  In connection with this opinion, we have examined, among other things:

                  (1) the Amended and Restated Certificate of Incorporation of
                      the Company;

                  (2) action taken by the Board of Directors of the Company on June 3, 1993 adopting the Plan, authorizing the issuance of up to 185,000 shares of Common Stock thereunder and reserving 185,000 shares of Common Stock for such purpose; and

                  (3) the Plan, as currently in effect.

                  Based upon the foregoing and upon an examination of such other documents, corporate proceedings, statutes, decisions and questions of law as we considered necessary in order to enable us to furnish this opinion, and subject to the assumption set forth above, we are pleased to advise you that in our opinion the 185,000 shares of Common Stock being registered and which may be issued by the Company pursuant to the provisions of the Plan upon the exercise of stock options granted under the Plan have been duly authorized, and upon such issuance in accordance with the provisions of the Plan such shares will be validly issued, fully paid and nonassessable.

                  In rendering the foregoing opinion, we have not examined the laws of any jurisdiction other than the laws of the Commonwealth of Pennsylvania, the General Corporate Laws of the State of Delaware and the federal laws of the United States of America and the foregoing opinion is limited to such laws.

                  We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the use of our name in the Prospectus under the caption "Legal Opinion."

                                        Yours truly,

                                        /s/ REED SMITH SHAW & McCLAY

                                        REED SMITH SHAW & McCLAY

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